Contact: Arena Pharmaceuticals, Inc. Craig M. Audet, Ph.D., Senior Vice President, Operations & Head of Global Regulatory Affairs caudet@arenapharm.com 858.453.7200, ext. 1612 www.arenapharm.com	Media Contact: Russo Partners David Schull, President david.schull@russopartnersllc.com 858.717.2310

Arena Pharmaceuticals Reports Second Quarter 2015 Financial Results and
Provides Corporate Update

-- Conference Call and Webcast Scheduled for Today at 5:00 p.m. Eastern Time --

SAN DIEGO, CA, August 5, 2015 - Arena Pharmaceuticals, Inc. (NASDAQ: ARNA) today reported financial results for the second quarter ended June 30, 2015, and provided a corporate update.

“We have continued to advance our deep clinical-stage pipeline, as evidenced by the recent initiation of a Phase 2 proof-of-concept clinical trial of APD334, our internally discovered S1P1 receptor modulator, in ulcerative colitis,” stated Jack Lief, Arena’s President and Chief Executive Officer. “We are also supporting our collaborators’ efforts to increase patient access and use of BELVIQ, including by working to obtain regulatory approval of BELVIQ in additional territories and by filing later this year an NDA for BELVIQ XR, our once-daily formulation.”

Second Quarter and Recent Developments

Arena Research & Development

•
Announced the initiation of patient screening in a Phase 2 proof-of-concept clinical trial of APD334, an oral Sphingosine 1-Phosphate Subtype 1 (S1P1) receptor modulator for autoimmune diseases, being studied in this trial for the treatment of ulcerative colitis.

•	Arena and Roivant Sciences Ltd. entered into a Development, Marketing and Supply Agreement for nelotanserin, Arena’s internally discovered inverse agonist of the serotonin 2A receptor.

•	Announced results from a Phase 1 single-ascending dose clinical trial of APD371, a highly selective and potent cannabinoid 2 (CB2) receptor agonist in development as a potential treatment for pain.

BELVIQ® (lorcaserin HCl) Update

•
IMS Health estimates that approximately 183,000 prescriptions for BELVIQ were filled in the United States in the second quarter of 2015, representing growth in total prescriptions of approximately 66% compared to the same quarter of last year and 8.6% compared to the previous quarter.

•
Ildong Pharmaceutical Co., Ltd., estimates that approximately 1.8 million tablets of BELVIQ were prescribed in South Korea in the second quarter of 2015, which equates to approximately 29,000 one-month prescriptions.

•	BELVIQ was nominated by the Galien Foundation and Awards Committee for the 2015 Prix Galien USA Award in the Best Pharmaceutical Agent category.

•
Arena and Eisai presented posters on lorcaserin HCl research findings at the American Diabetes Association’s 75th Scientific Sessions, American Thoracic Society International Conference and at the International Society for Pharmacoeconomics and Outcomes Research.

Second Quarter 2015 Financial Results

•	Revenues totaled $9.2 million, including $4.3 million in net product sales of BELVIQ.

•	Research and development expenses totaled $24.2 million.

•	General and administrative expenses totaled $8.8 million.

•	Net loss was $26.8 million, or $0.11 per share.

•	At June 30, 2015, cash and cash equivalents totaled $216.7 million and approximately 242 million shares of common stock were outstanding.

Scheduled Conference Call and Webcast

Arena will host a conference call and webcast today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) to provide a corporate update and report second quarter 2015 financial results. The conference call may be accessed by dialing 877.643.7155 for domestic callers and 914.495.8552 for international callers. Please specify to the operator that you would like to join the “Arena Pharmaceuticals’ Second Quarter 2015 Financial Results and Corporate Update Conference Call.” The conference call will be webcast live under the investor relations section of Arena’s website at www.arenapharm.com, and will be archived there for 30 days following the call. Please connect to Arena’s website several minutes prior to the start of the broadcast to ensure adequate time for any software download that may be necessary.

About BELVIQ® (lorcaserin HCl) CIV

BELVIQ is believed to decrease food consumption and promote satiety by selectively activating serotonin 2C receptors in the brain. The exact mechanism of action is not known.

BELVIQ is approved by the US Food and Drug Administration to be used along with a reduced-calorie diet and increased physical activity for chronic weight management in adult patients with an initial body mass index of:

•	30 kg/m2 or greater (obese), or

•	27 kg/m2 or greater (overweight) in the presence of at least one weight-related comorbid condition (e.g., hypertension, dyslipidemia, type 2 diabetes).

Limitations of Use:

•
The safety and efficacy of coadministration of BELVIQ with other products intended for weight loss including prescription drugs (e.g., phentermine), over-the-counter drugs, and herbal preparations have not been established.

•	The effect of BELVIQ on cardiovascular morbidity and mortality has not been established.

In clinical trials, the most common adverse reactions for patients without diabetes treated with BELVIQ were headache, dizziness, fatigue, nausea, dry mouth, and constipation, and, in patients with diabetes, the most common adverse reactions were hypoglycemia, headache, back pain, cough, and fatigue.

For additional information about BELVIQ, including important safety information, click here for the full Prescribing Information or visit www.BELVIQ.com.

Arena has granted exclusive marketing and distribution rights for BELVIQ to Eisai Inc. and Eisai Co., Ltd., for most territories worldwide; to Ildong Pharmaceutical Co., Ltd., for South Korea; to CY Biotech Company Limited for Taiwan; and to Teva Pharmaceutical Industries Ltd.’s local Israeli subsidiary, Abic Marketing Limited, for Israel. BELVIQ is approved for weight management by the US Food and Drug Administration and the Ministry of Food and Drug Safety in South Korea. Eisai Inc. and Ildong Pharmaceutical Co., Ltd., market and distribute BELVIQ in the United States and South Korea, respectively, and Arena manufactures and supplies the finished commercial product from its facility in Switzerland.

About Arena Pharmaceuticals

Arena embraces the challenge of improving health by seeking to bring innovative medicines targeting G protein-coupled receptors to patients. Arena’s focus is discovering, developing and commercializing drugs to address unmet medical needs, and BELVIQ® (lorcaserin HCl) is Arena’s first internally discovered drug approved for marketing. Arena’s US operations are located in San Diego, California, and its operations outside of the United States, including its commercial manufacturing facility, are located in Zofingen, Switzerland. For more information, visit Arena’s website at www.arenapharm.com.

Arena Pharmaceuticals® and Arena® are registered service marks of Arena Pharmaceuticals, Inc. BELVIQ® and BELVIQ XR® are registered trademarks of Arena Pharmaceuticals GmbH.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements include statements about advancing Arena’s pipeline; supporting collaborators’ efforts; the therapeutic indication, safety, efficacy, mechanism of action, patient access and use, regulatory application and approval, and potential of BELVIQ; the progress, therapeutic indication, mechanism of action, regulatory application and approval, potential, and other aspects of research and development programs; rights, obligations, activities and expectations with respect to collaborative agreements; embracing the challenge of improving health; seeking to bring innovative medicines to patients; and Arena’s focus, plans, goals, strategy, expectations, research and development programs, and ability to discover and develop compounds and commercialize drugs. For such statements, Arena claims the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from Arena’s expectations. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, the following: risks related to commercializing drugs, including regulatory, manufacturing, supply and marketing issues and the availability and use of BELVIQ or lorcaserin; cash and revenues generated from BELVIQ, including the impact of competition; the risk that Arena’s revenues are based in part on estimates, judgment and accounting policies, and incorrect estimates or disagreement regarding estimates or accounting policies may result in changes to Arena’s guidance or previously reported results; the timing and outcome of regulatory review is uncertain, and lorcaserin may not be approved for marketing in combination with another drug, for another indication or using a different formulation or in any other territory for any indication; regulatory decisions in one territory may impact other regulatory decisions and Arena’s business prospects; government and commercial reimbursement and pricing decisions; risks related to relying on collaborative arrangements; the timing and receipt of payments and fees, if any, from collaborators; the entry into or modification or termination of collaborative arrangements; unexpected or unfavorable new data; nonclinical and clinical data is voluminous and detailed, and regulatory agencies may interpret or weigh the importance of data differently and reach different conclusions than Arena or others, request additional information, have additional recommendations or change their guidance or requirements before or after approval; data and other information related to any of Arena’s research and development may not meet regulatory requirements or otherwise be sufficient for (or Arena or a collaborator may not pursue) further research and development, regulatory review or approval or continued marketing; Arena’s and third parties’ intellectual property rights; the timing, success and cost of Arena’s research and development and related strategy and decisions; results of clinical trials and other studies are subject to different interpretations and may not be predictive of future results; clinical trials and other studies may not proceed at the time or in the manner expected or at all; having adequate funds; and satisfactory resolution of litigation or other disagreements with others. Additional factors that could cause actual results to differ materially from those stated or implied by Arena’s forward-looking statements are disclosed in Arena’s filings with the Securities and Exchange Commission. These forward-looking statements represent Arena’s judgment as of the time of this release. Arena disclaims any intent or obligation to update these forward-looking statements, other than as may be required under applicable law.

Arena Pharmaceuticals, Inc. Condensed Consolidated Statements of Operations (In thousands, except per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2015	2014	2015	2014
	(unaudited)		(unaudited)
Revenues
Net product sales	$4,285	$3,529	$10,903	$6,411
Other Eisai collaborative revenue	3,213	8,554	5,349	11,901
Toll manufacturing	1,390	578	1,736	1,026
Other collaborative revenue	293	140	3,449	277
Total revenues	9,181	12,801	21,437	19,615

Operating Costs & Expenses
Cost of product sales	1,303	1,463	4,494	2,294
Cost of toll manufacturing	1,812	547	2,214	1,043
Research & development	24,201	27,025	46,169	48,013
General & administrative	8,844	9,132	17,283	17,169
Total operating costs & expenses	36,160	38,167	70,160	68,519

Interest & Other Income (Expense)
Interest income	34	24	68	53
Interest expense	(1,754)	(1,735)	(3,450)	(3,482)
Gain (loss) from valuation of derivative liabilities	1,171	1,006	(378)	896
Gain on sale of available-for-sale securities	0	33,277	0	33,277
Other	721	274	1,381	385
Total interest & other income (expense), net	172	32,846	(2,379)	31,129
Net income (loss)	$(26,807)	$7,480	$(51,102)	$(17,775)

Net income (loss) per share:
Basic	$(0.11)	$0.03	$(0.21)	$(0.08)
Diluted	$(0.11)	$0.03	$(0.21)	$(0.08)

Shares used in calculating net income (loss) per share:
Basic	242,067	219,682	238,903	219,453
Diluted	242,067	225,341	238,903	219,453

Arena Pharmaceuticals, Inc. Condensed Consolidated Balance Sheet Data (In thousands)

	June 30, 2015	December 31, 2014[1]
	(unaudited)
Assets
Cash & cash equivalents	$216,701	$163,209
Accounts receivable	4,194	3,712
Inventory	11,001	10,831
Prepaid expenses & other current assets	4,074	4,144
Land, property & equipment, net	81,412	82,919
Intangibles & other non-current assets	11,741	11,570
Total assets	$329,123	$276,385

Liabilities & Stockholders’ Equity
Accounts payable & accrued liabilities	$31,372	$49,158
Total deferred revenues	119,565	108,302
Derivative liabilities	852	474
Total lease financing obligations & other long-term liabilities	69,976	71,106
Total stockholders’ equity	107,358	47,345
Total liabilities & stockholders’ equity	$329,123	$276,385

1 The Condensed Consolidated Balance Sheet Data has been derived from the audited financial statements as of that date.